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EXHIBIT 10.3

                                                               EXECUTION VERSION


                                November 2, 2005


W. M. Lyles Co.
P. O. Box 4377
Fresno, CA 93744-4377

         Re:      MADERA PROJECT - REIMBURSEMENT
                  ------------------------------


Dear Ladies & Gentlemen:

         THIS LETTER AGREEMENT ("Agreement") is between Pacific Ethanol California, Inc., a California corporation ("PEC") and W.M. Lyles Co., a California corporation ("Design-Builder"). Subject to and to the extent provided for in this Agreement, PEC consents that in the event Design-Builder pays certain liquidated damages to Pacific Ethanol Madera LLC, a Delaware limited liability company ("PEM"), pursuant to the Phase 2 Design-Build Agreement, dated November 2, 2005 ("Design-Build Agreement") attached to this Agreement as reference, PEC will reimburse Design-Builder for such liquidated damage payments.

         As used in this Agreement, "Engineer" refers to that engineer referenced in Section 2.2.1. of the Design-Build Agreement.

         As used in this Agreement, "Engineer Performance Failure" means a defect, attributable to the Engineer, causing a failure in a process performance guarantee as specified in Exhibit H and pursuant to Exhibit G of the Design-Build Agreement, by which Design-Builder is liable to PEM for performance liquidated damages pursuant to all applicable provisions of the Design-Build Agreement.

         As used in this Agreement, "Engineer Delay Failure" refers to a delay by the Engineer in performing its work under its agreement(s) with Design-Builder relating to the Project (collectively, the "WML-Delta Agreements"), which delay causes Design-Builder to (i) fail to timely achieve Substantial Construction Completion and (ii) incur delay liquidated damages pursuant to all applicable provisions of the Design-Build Agreement (including
Section 7.5 thereof).

         Therefore, as consideration for Design-Builder entering into the Design-Build Agreement, the parties agree as follows:

         1. In the event Design-Builder pays to PEM performance liquidated damages as a result of an Engineer Performance Failure or pays to PEM delay liquidated damages as a result of an Engineer Delay Failure, then PEC will reimburse Design-Builder, subject to the limitations set forth in this Agreement, for any such delay and/or performance liquidated damage payments (the "Reimbursement Obligation"). Notwithstanding anything to the contrary herein,
(a) PEC shall not be responsible for the first $2,000,000 in Reimbursement





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Obligations (which amounts shall solely be for the account of Design-Builder),
(b) if Design-Builder recovers (including by means of set-off or withholding) amounts from the Engineer arising out of claims made for Engineer Performance Failure, Engineer Delay Failure or otherwise, Design-Builder shall not seek reimbursement or payment from PEC for such collected amounts, and (c) the aggregate Reimbursement Obligation shall not exceed $8,100,000.

         2. Design-Builder may not make claims against PEC for Reimbursement Obligation payments unless and until the Design-Builder can demonstrate that Design-Builder has commenced all reasonable efforts (including exercising all set-off and withholding rights under the WML-Delta Agreements and the commencement of dispute resolution provisions per the WML-Delta Agreements) to recover any damage or liability payments owed to Design-Builder from Engineer.

         3. If PEC makes any Reimbursement Obligation payment to Design-Builder and Design-Builder subsequently recovers amounts from the Engineer arising out of claims made for Engineer Performance Failure, Engineer Delay Failure, or otherwise, Design-Builder shall promptly reimburse PEC for such collected amounts.

         4. Design-Builder agrees to promptly provide PEC with written notice of any failure by Engineer to timely or properly perform, any copies of delay notifications, any payments made by Engineer pursuant to such failure, any set-offs or withholdings by Design-Builder as a result of such failure, and a copy of any claim for payment or performance against the Engineer.

         5. If PEC fails to satisfy any Reimbursement Obligation which is due and payable hereunder within 30 days of the date Design-Builder demands payment therefore (the "Final Due Date"), then, from and after the Final Due Date, any outstanding amount will accrue interest at a per annum rate equal to 5.0%, which interest shall be payable monthly in arrears. PEC must satisfy the Reimbursement Obligation (together with all accrued and unpaid interest thereon) in full in cash on or before the second anniversary of the date of this Agreement.

         6. Design-Builder acknowledges and agrees that PEM is not responsible for any part of the Reimbursement Obligation or any other obligation recited herein (however, nothing in this Agreement limits PEM's obligations to Design-Builder under the Design-Build Agreement).

         7. Design-Builder represents and warrants to PEC as of the date hereof that (a) the WML-Delta Agreements require or will require Engineer to complete its work thereunder in a manner consistent with the Schedule of Work under the Design-Build Agreement and (b) PEC has no other direct obligations to Design-Builder with respect to the construction of the Project other than as set forth in this Agreement.

         8. California law governs this Agreement. All parties involved intend for any court of competent jurisdiction to construe and enforce this Agreement in accordance with applicable California law, without regard to conflict of law principals.

         9. All parties involved in this Agreement intend to resolve disputes or controversies that arise from this Agreement in accordance with, and subject to, the dispute resolution and arbitration provisions set forth in the Design-Build Agreement.

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         10. This Agreement supersedes all oral negotiations and prior writings in respect to the subject matter this Agreement.

         11. If a court of competent jurisdiction determines that one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable in any respect, all parties involved intend for the validity, legality and enforceability of the remaining provisions to remain in full effect and agree to enter into good faith negotiations to replace the invalid, illegal or unenforceable provision with a view to obtain the same commercial effect as this Agreement would have had if such provision had been legal, valid and enforceable.

         12. No amendment or waiver of any provision of this Agreement is effective unless such amendment or waiver is in writing and signed by each of the parties. In addition, Section 6 of this Agreement may not be amended without PEM's prior written consent.

         13. This Agreement is binding upon and inures to the benefit of each of the parties (and, with respect to Section 6 of this Agreement, PEM) and their respective successors or assigns.

         14. This Agreement may be executed in counterparts, each of which constitutes an original, but all of which, when taken together, constitute one contract. Delivery by facsimile by any of the parties of an executed counterpart of this Agreement is as effective as an original executed counterpart. We appreciate your assistance in this very important transaction.


                                            Very truly yours,

                                            PACIFIC ETHANOL CALIFORNIA, INC.,


                                            By: /s/ Ryan Turner
                                                --------------------------------
                                            Name: Ryan Turner
                                                  ------------------------------
                                            Title: COO
                                                  ------------------------------


Accepted and agreed to as of November 2, 2005 by:

W.M. LYLES CO.

By: /s/ Michael A. Burson
    ----------------------------
Name: Michael A. Burson
      --------------------------
Title: President & CEO
       -------------------------



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